Exhibit 99.1

October 31, 2006

Dear Stockholder:

Enclosed is our 39th consecutive dividend payable October 31, 2006, to stockholders of record as of October 15, 2006. In view of stockholder interests and our consistent earnings, the board has increased the dividend this quarter from $0.07 per share to $0.12 per share.

Consolidated net-after-tax earnings (un-audited) at the end of the third quarter of 2006 were $1,581,448 or $2.30 per share, a slight improvement over 2005’s performance of $1,509,277 or $2.21 per share. Our nine month net-after-tax profits at the bank level were $1,784,753, an 8.7% increase over 2005’s income of $1,641,353.

Deposits remained flat throughout 2006 at $229 million, reflective of the challenging market conditions of increased competitors and the movement of client cash back into the stock market.

At the October board meeting, the board approved a two-for-one stock split, providing an additional share for each share that you own. To accomplish this, you will be receiving a notice of a special meeting of shareholders which has been called to vote on the issue of increasing the number of authorized shares from 900,000 to 5,000,000. The increase in authorized shares will also provide enough shares for future stock splits, stock dividends and for the sale of additional capital.

Please note this is not a stock dividend. This “split” will double the number of shares you own, halve the book value of each share, and consequently, decrease the market value per share. The lower market price will make the stock available to more investors and provide a better market for the trading of shares. The number of outstanding shares will increase from 687,000 shares to approximately 1,734,000 shares.

Site improvements have begun on our North Wheaton Facility with construction on the building slated to begin later this year.

We have begun the completion of our expansion area on the second floor of our new Glen Ellyn addition. In conjunction with our initiative to expand our mortgage efforts, we are dedicating two-thirds of the second floor to a new residential mortgage division headed up by Flora Diederich, Vice-President and an experienced residential mortgage specialist. This new initiative includes adding residential mortgage consultants at each location and expanding the department’s reach throughout the county. The operations of the mortgage department will move from our Wheaton Facility to Glen Ellyn.

Additionally, we are using the balance of the second floor for a new financial accounting department to consolidate a number of financial activities such as treasury activities, payroll and accounts payable/receivable.

We hope that you will consider favoring us with your business. Our current home equity promotion is well below prime and is the best offered in the Chicagoland market. Additionally, it would be hard to find a rate match for our 8 Month Certificate of Deposit.

Your comments are always appreciated.

ON BEHALF OF
THE BOARD OF DIRECTORS

D. H. Fischer, Chairman, President & CEO